Exhibit 10.04

Short Term Incentive Program

Centuri Construction Group

Plan Objectives

•	Attract, motivate and retain top talent

•	Align incentives with corporate strategy and business priorities

•	Motivate and energize employees to achieve company objectives

•	Provide an adequate financial return at reasonable cost

•	Serve as an understanding between the employee and his/her supervisor regarding individual performance goals, matching rewards, and timing of incentive payments

Eligibility and Incentive Opportunity

This Plan applies to Centuri Construction Group, Inc. (“Centuri”). Eligible employees are those whose job position is designated by Centuri’s Compensation Steering Committee (the “Committee”) (consisting of the President & CEO and the Vice-President/Human Resources and such others as they may select) as eligible for incentives covered by this Plan.

Eligible employees will be notified in writing of their eligibility and target opportunity (expressed as a percentage of Base Pay at target performance) and must be actively employed at Centuri or by one of its subsidiaries at time of payout or, in the Plan Year to which a STIP award is earned, have terminated Centuri employment due to death, disability, or retirement on or after age 59  1⁄2. The term “Base Pay’ is defined later in this document.

Eligibility begins the first of the month immediately following completion of one full-month of employment. For employees completing a partial year as an eligible participant, the bonus will be prorated based on complete months worked from date of Plan eligibility. If employment begins during the 12th month of the Plan year, participants will become eligible to participate on a prorated basis in the next Plan year. A “Plan year” runs from January 1 and ends December 31.

Example	#1: Employee is hired February 10th Become eligible participant on April 1st.

Receives prorated bonus for nine months of the year.

Example	#2: Employee is hired December 10th. Become eligible participant on February 1st.

Receives prorated bonus for eleven months of the year.

Fail Safe

If Centuri does not achieve a minimum threshold of its pre-tax profit profit goal for the Plan year, the Plan will not pay any awards. There will be no bonuses paid unless the fail-safe requirements are met.

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Performance Measures, Weights, and Goals

The incentive pay under this Plan is based on three performance measures or components:

1.	Corporate annual pre-tax profit,

2.	Safety DART

3.	Individual goals.

Attainment of targeted goals from all three components combined add up to 100% of the total target incentive opportunity. The incentive payments will vary based on actual performance. Measures, weights and measurement levels are as follows:

Performance Measure	Weight	Measurement Level
Corporate annual pre-tax profit	60%	Corporate
Safety (DART)	20%	Corporate
Individual Goals	20%	Individual

At the beginning of the Plan year, the Centuri executive team will set a corporate profitability goal (on a consolidated basis that, except for Centuri’s executive team, will be limited to U.S. subsidiaries only), as reviewed and approved by the President & CEO, which represents the aggregate pre-tax profit from appropriate business units and projects. This will be the baseline against which final performance is measured for calculating payout of the corporate component of the Plan.

The safety goal will be based on the AGA’s industry standard measurement for safety known as DART.

Managers will set no less than four and no more than five individual goals for their direct reports. The extent to which an eligible employee achieves these goals will be used to calculate his or her award for the Individual Goals component.

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Plan Description and Template

Performance		Award
Excellence	125%	170%
Target	100%	100%
Threshold	70%	65%
Not Qual.	<70%	0%
Fail Safe	TBD: 50%	No Bonus

Performance		Award
Excellence	TBD	170%
Target	1.0	100%
Threshold	TBD	65%

Performance		Award
Excellence	5 of 5	170%
Good	4 of 5	120%
Target	3 of 5	100%
OK	2 of 5	80%
Threshold	1 of 5	65%

Weights: 60%	20%	20%
Goal Metric: Corporate annual pre-tax profit	Goal Metric: Safety (DART)	Goal Metric: 4 Individual goals + 1 Discreation (1 or 0)

Corporate Net Profit Performance Incentive

The incentive Plan pays for corporate achievement of a Plan goal defined as pre-tax profit. The incentive Plan begins paying out when Centuri (on a consolidated basis for U.S. subsidiaries) achieves 70% of the pre-tax profit goal. At 70% achievement, the payout would be 65% of the participant’s target award. Excellence is defined as achievement of 125% of the pre-tax profit goal with payouts of 170% of the target award. Payment for this and each of the other two components, if earned, would occur on or before March 15th of the ensuing year (e.g. a payment for 2016 performance would occur on or before March 15, 2017). Awards for levels of performance between threshold and excellence are enumerated in the payout tables in this Plan document.

The safety goal will be based on the AGA’s industry standard measurement for safety known as DART. The peer group data will be used as a benchmark for establishing this goal. The target is consistent annually at 1.0, representing a significantly lower score than the industry peer group. The threshold is set at the 3 year median of scores and the maximum is set at the 3 year average minimum score reported to the AGA by the industry peer group.

Individual Goals Incentive

The Individual component of the incentive Plan pays for the employee’s achievement of four standard goals established by his or her manager. An additional goal is within the discretion of the manager. Plan participants will receive their goals from managers in the early months of the Plan year or at the time of Plan eligibility. The individual component of the Plan begins paying out at the achievement of at least one of the individual goals which would pay 65% of the participant’s target award. The individual incentive award caps at payout of 170% of the target award at an excellence level of the attainment of all five individual goals. The individual goals are equally weighted with respect to impact on payout.

Terms and Conditions

The following Terms and Conditions are applicable to all eligible incentive Plan participants. This document supersedes all previous Plans and letters.

This Plan is a statement of compensation guidelines and is not a guarantee to any particular employee that any amount of bonus will be paid.

Expression of salary or any other form of compensation in terms of an annual period or any other period shall not be construed as a contract of employment for the duration of the annual period or any other period.

Only the President & CEO of Centuri Construction Group, Inc. may change these terms and conditions and must do so in writing. No oral representations that may be made are effective in modifying the terms of this Plan. This Plan does not create a contract of employment for any specific term.

The Company retains the exclusive right to make modifications as necessary.

TIMING AND FORM OF PAYMENTS

Annual incentive payments will in all events be paid through payroll, with all required withholdings, on or before March 15th of the calendar year following the Plan year in which the incentive payment is earned.

LONG TERM CASH INCENTIVE PLAN (Officers Only)

To the extent that payments to Officers under this Plan are subject to the LTCIP deferral requirements and to the extent the terms of this Plan and the LTCIP conflict, the terms of the LTCIP shall control and are hereby incorporated by reference.

TARGET INCENTIVES

Individual incentive targets for eligible participants will be provided to employees in a separate communication.

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ENTRY, TRANSFER AND EXIT FROM THE INCENTIVE PLAN

A “Plan Year” runs from January 1 through December 31. If an employee is not eligible at the start of a Plan year but becomes so later, he or she will be eligible to receive a prorated portion of the incentive payment based on full-calendar months worked while eligible.

Any person whose employment terminates (voluntarily or involuntarily) prior to the end of the Plan year becomes ineligible for the Plan and will not receive an incentive payment unless termination occurs (i) in accepting employment at a Centuri subsidiary, (ii) is by death, or (iii) retirement at no earlier than age 59  1⁄2 (in either case, payment will be prorated based on months as an eligible participant during the Plan year at issue). Claims or disputes are time-barred under this Plan if not raised within 30 days immediately following termination.

JOB PROMOTIONS

When a Plan participant is promoted to a position with a higher-level target incentive opportunity, the participant will receive the higher target incentive opportunity for the full-months worked in the new position. The incentive opportunity is prorated based on the employee’s Base Pay and position at any point during the Plan year.

BASE PAY / BONUS ELIGIBLE WAGES

Base Pay will be defined as W-2 income at 12/31 of the Plan Year, including overtime and disability pay, adjusted upward to reflect pre-tax deductions, but excluding benefits, bonuses or any other supplemental compensation.

NON-PAYMENT AND RECOVERY OF INCENTIVES

The Company reserves the right to recover, through whatever means it deems appropriate, part or all of the incentives paid that are later deemed not valid due to any Accounting error resulting in an overpayment to any participant(s).

PLAN AMENDMENT/ADMINISTRATION

The Board of Directors of Centuri Construction Group, Inc. (the “Board”) may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination may be retroactive with regard to any Plan year.

The Plan shall be administered by the “Committee” or its express delegate, which shall have the authority to:

(a)	designate such job positions as may be eligible for participation in the Plan;

(b)	construe and interpret the Plan and apply its provisions;

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(c)	promulgate, amend and rescind rules and regulations relating to administration of the Plan; and

(d)	exercise discretion to make any and all other determinations deemed by the Committee as necessary or advisable for administration of the Plan.

Board/Committee determinations need not be uniform and any such determinations may be made selectively among participants.

All decisions by the Board or Committee shall be final and binding upon any participating company or employee.

SECTION 409A

It is intended that the time and form of Plan payments will fit into the short term deferral exception to the application of Section 409A of the Internal Revenue Code of 1986 as amended. For purposes of this Plan, the rules, regulations, and published guidance of the Internal Revenue Service pursuant to Internal Revenue Code Section 409A are hereinafter collectively referred to as “Section 409A.” In the event that one or more Plan payments are determined to be subject to Section 409A:

(a)

Neither Centuri nor any of its affiliates shall be liable for any additional tax, interest or penalties that may be imposed on a participant as a result of Section 409A or any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A); and

(b)

Notwithstanding any provision in this Plan to the contrary, (i) the Plan shall be interpreted and administered such that such payment(s) comply(ies) to the fullest extent possible with Section 409A, and (ii) each Plan payment shall be deemed to be a separate and distinct payment for purposes of Section 409A.

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